Exhibit 99.1

Geron’s IND for Spinal Cord Injury Placed on Hold

MENLO PARK, Calif.--(BUSINESS WIRE)--August 18, 2009--Geron Corporation (Nasdaq:GERN) today announced that its IND (Investigational New Drug application) for GRNOPC1, a cell therapy for neurologically complete, subacute spinal cord injury, has been placed on clinical hold by the FDA pending the agency’s review of new nonclinical animal study data submitted by the company. A clinical hold is an order that the FDA issues to a sponsor to delay a proposed trial or to suspend an ongoing trial.

Since filing the IND, Geron has been undertaking studies to enable dose escalation of its spinal cord injury product, and has been investigating application of the product to other neurodegenerative diseases. The company has also been performing additional product characterization and conducting further animal studies. Data from this work has been submitted to the FDA. Geron will work closely with the FDA to facilitate their review of the new data and to release the clinical hold. No patients have yet been treated in this study.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s human embryonic stem cell technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2009.

CONTACT:
Geron Corporation
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com